PRELIMINARY OFFERING CIRCULAR DATED DECEMBER 31, 2024

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

OFFERING CIRCULAR

Up to 15,000,000 Shares of Common Stock

Up to 15,000,000 Pre-Funded Warrants to Purchase up to 15,000,000 Shares of Common Stock

BioVie Inc.

By this offering circular (this “Offering Circular”), BioVie Inc., a Nevada corporation (the “Company,” “us,” “we,” or “our”), is offering on a “best-efforts” basis a maximum of 15,000,000 shares (the “Offered Shares”) of its Class A common stock, par value $0.0001 per share (“Common Stock”), at a fixed price of $3.00 to $5.00 per share (to be fixed by post-qualification supplement), pursuant to Tier 2 of Regulation A of the United States Securities and Exchange Commission (the “SEC”). There is no minimum purchase requirement for investors in this offering.

We are also offering to certain purchasers, if any, whose purchase of shares of Common Stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants (the “Pre-Funded Warrants”) in lieu of Offered Shares that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding shares of Common Stock. Each Pre-Funded Warrant will be immediately exercisable for one share of Common Stock and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The purchase price of each Pre-Funded Warrants will equal the price per share at which the shares of Common Stock are being sold to the public in this offering, minus $0.0001, and the exercise price of each Pre-Funded Warrant will be $0.0001, per share. For each Pre-Funded Warrant we sell, the number of Offered Shares we are offering will be decreased on a one-for-one basis. This offering also relates to the shares of Common Stock issuable upon exercise of any Pre-Funded Warrants sold in this offering. We refer to the Offered Shares and Pre-Funded Warrants to be sold in this offering collectively as the “Securities.”

This offering is being conducted on a “best-efforts” basis, which means that there is no minimum number of Securities that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. None of the proceeds received will be placed in an escrow or trust account. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Securities will not be entitled to a refund and could lose their entire investments. Please see the “Risk Factors” section, beginning on page 7, for a discussion of the risks associated with a purchase of the Securities.

We estimate that this offering will commence within two days of SEC qualification. This offering will terminate at the earliest of: (a) the date on which the maximum offering has been sold; (b) one year from the date of SEC qualification; or (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

	Number of Shares	Price to Public(1)	Broker-Dealer Discounts and Commissions(2)	Proceeds to Company (3)
Per Share:	-	$4.00	$0.28	$3.72
Total Minimum:	-	$-	$-	$-
Total Maximum:	15,000,000	$60,000,000	$4,200,000	$55,800,000

(1)	Assumes a public offering price of $4.00, which represents the midpoint of the offering price range of $3.00 to $5.00 per share.
(2)	We have engaged ThinkEquity LLC (“the “Placement Agent”) to act as our exclusive placement agent for this offering, in exchange for a placement agent fee equal to 7% of the aggregate purchase price paid by each purchaser of Securities that are placed in this offering (other than certain purchasers of Securities in this offering, which fee will be equal to 3% of the aggregate purchase price paid by each such excluded purchaser). The table above assumes none of the Securities are sold to such excluded purchasers. The Placement Agent and its affiliates will receive certain other compensation. See “Plan of Distribution” for more details.
(3)	Does not account for the payment of expenses of this offering estimated at $400,000. See “Plan of Distribution.”

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “BIVI.” On December 30, 2024, the last reported sale price of our Common Stock was $2.09 per share. In addition, there is no established public trading market for the Pre-Funded Warrants and we do not expect a market to develop. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

Investing in the Securities is speculative and involves substantial risks. You should purchase Securities only if you can afford a complete loss of your investment. See “Risk Factors”, beginning on page 7, for a discussion of certain risks that you should consider before purchasing any of the Securities.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO, ANY SECURITIES OFFERED OR THE TERMS OF THIS OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The use of projections or forecasts in this offering is prohibited. No person is permitted to make any oral or written predictions about the benefits you will receive from an investment in the Securities.

No sale may be made to you in this offering, if you do not satisfy the investor suitability standards described in this Offering Circular under “Plan of Distribution—State Law Exemption and Offerings to “Qualified Purchasers” on page 27. Before making any representation that you satisfy the established investor suitability standards, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the disclosure format of Form S-1, pursuant to the General Instructions of Part II(a)(1)(ii) of Form 1-A.

ThinkEquity

The date of this Offering Circular is _______________, 2025.

Neither we nor any of our officers, directors, agents, or representatives make any representation to you about the legality of an investment in our securities. You should not interpret the contents of this Offering Circular or any free writing Offering Circular to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our securities. You should rely only on the information contained in this Offering Circular or in any Offering Circular supplement that we may authorize to be delivered or made available to you. We have not authorized anyone to provide you with different information. The information in this Offering Circular is accurate only as of the date hereof, regardless of the time of its delivery or any sale of the Securities.

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OFFERING CIRCULAR Summary

This summary highlights certain information about us and certain information contained elsewhere in this Offering Circular and in the documents incorporated by reference herein. This summary is not complete and does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of the Company, you should read and consider carefully the more detailed information included in this Offering Circular and in the documents incorporated by reference herein, including the factors described under the heading “Risk Factors,” on page 7 of this Offering Circular, before making an investment decision.

Overview of the Company

We are a clinical-stage company developing innovative drug therapies to treat chronic debilitating conditions including liver disease and neurological and neuro-degenerative disorders.

Neurodegenerative Disease Program

The Company acquired the biopharmaceutical assets of NeurMedix, Inc. (“NeurMedix”) a privately held clinical-stage pharmaceutical company and a related party in June 2021. The acquired assets included NE3107. In April 2024, the Company announced that the United States Adopted Names Council, and the World Health Organization International Nonproprietary Names expert committee had approved “bezisterim” as the non-proprietary (generic) name for NE3107. Bezisterim (NE3107) is an investigational, novel, orally administered small molecule that is thought to inhibit inflammation-driven insulin resistance and major pathological inflammatory cascades with a novel mechanism of action. There is emerging scientific consensus that both inflammation and insulin resistance may play fundamental roles in the development of AD and PD (each as defined below) and bezisterim (NE3107) could, if approved by FDA, represent an entirely new medical approach to treating these devastating conditions affecting an estimated 6 million Americans suffering from AD and 1 million Americans suffering from PD.

In neurodegenerative disease, bezisterim (NE3107) inhibits activation of inflammatory extracellular signal-regulated kinase (“ERK”) and nuclear factor kappa-light-chain-enhancer of activated B cells (“NFκB”) (including interactions with tumor necrosis factor (“TNF”) signaling and other relevant inflammatory pathways) that lead to neuroinflammation and insulin resistance. Bezisterim (NE3107) does not interfere with their homeostatic functions (e.g., insulin signaling and neuron growth and survival). Both inflammation and insulin resistance are drivers of Alzheimer’s disease (“AD”) and Parkinson’s disease (“PD”).

A. Alzheimer’s Disease (NCT05083260)

On November 29, 2023, the Company announced topline efficacy data from its Phase 3 clinical trial (NCT04669028) of bezisterim (NE3107) in the treatment of mild to moderate AD. The study had co-primary endpoints looking at cognition using the Alzheimer’s Disease Assessment Scale-Cognitive Scale (ADAS-Cog 12) and function using the Clinical Dementia Rating-Sum of Boxes. Patients were randomly assigned, 1:1 versus placebo, to receive sequentially 5 mg of bezisterim (NE3107) orally twice a day for 14 days, then 10 mg orally twice a day for 14 days, followed by 26 weeks of 20 mg orally twice daily.

Upon trial completion, as the Company began the process of analyzing the trial data, the Company found significant deviation from protocol and current good clinical practices (“cGCPs”) violations at 15 study sites (virtually all of which were from one geographic area). This highly unusual level of suspected improprieties led the Company to exclude all patients from these sites and to refer the sites to the U.S. Food and Drug Administration (“FDA”) Office of Scientific Investigations (“OSI”) for potential further action. After the patient exclusions, 81 patients remained in the Modified Intent-to-Treat population, 57 of whom were in the Per-Protocol population which included those who completed the trial and were verified to take study drug based on pharmacokinetic data.

The trial was originally designed to be 80% powered with 125 patients in each of the treatment and placebo arms. The unplanned exclusion of so many patients left the trial underpowered for its primary endpoints.

In the Per-Protocol population, which includes those patients who completed the trial and who were further verified to have taken the study drug (based on pharmacokinetics data), an observed but not statistically significant change from baseline appeared to suggest a slowing of cognitive loss; these same patients experienced an advantage in age deceleration vs. placebo as measured by deoxyribonucleic acid (“DNA”) epigenetic change. Age deceleration is used by longevity researchers to measure the difference between the patient’s biological age, in this case as measured by the Horvath DNA methylation Skin Blood Clock, relative to the patient’s actual chronological age. This test was a non-primary/secondary endpoint, other-outcome measure, done via blood test collected at week 30 (end of study).

Based on the efficacy signal seen in this trial, the Company is exploring (1) a discussion with the FDA to potentially employ the adaptive trial feature of the protocol to continue enrolling patients to achieve statistical significance; and/or (2) the design of a new Phase 3 study of bezisterim (NE3107) that leverages the most recent data and understanding of the potential effects bezisterim (NE3107) may have in persons with AD.

B. Parkinson’s Disease (NCT05083260)

The Phase 2 study of bezisterim (NE3107) for the treatment of PD (NCT05083260), completed in January 2023, was a double-blind, placebo-controlled, safety, tolerability, and pharmacokinetics study in PD participants treated with carbidopa/levodopa and NE3107. Forty-five patients with a defined L-dopa “off state” were randomized 1:1 to placebo or bezisterim (NE3107) 20 mg twice daily for 28 days. This trial was launched with two design objectives: (1) the primary objective was safety and drug-drug interaction, as requested by the FDA, to assess the potential for adverse interactions between bezisterim (NE3107) and carbidopa/ levodopa; and (2) the secondary objective was to determine if preclinical indications of promotoric activity and apparent enhancement of levodopa activity could be seen in humans. Both objectives were met.

To extend this Phase 2 data in progressed patients, the Company has designed a new Phase 2 study of bezisterim (NE3107) as a potential first line therapy to treat patients with new onset PD. In July 2024, the Company submitted the protocol for this new study to the FDA for regulatory review.

C. Long COVID Program

In April 2024, the Company announced the grant of a clinical trial award of up to $13.1 million from the U.S. Department of Defense (“DOD”), awarded through the Peer Reviewed Medical Research Program of the Congressionally Directed Medical Research Programs. In August 2024, U.S. Army Medical Research and Development Command, Office of Human Research Oversight (“OHRO”) approved the Company’s plan to evaluate bezisterim (NE3107) for the treatment of neurological symptoms that are associated with long COVID. The FDA had previously reviewed and approved the study as “Safe to Proceed” in August 2024. The approval from OHRO is the last scientific review milestone needed for the Company to receive the additional $12.6 million of the aggregate $13.1 million in grant funding from the DOD. The award can provide up to 2 years of non-dilutive funding for a Phase 2 clinical trial that will assess bezisterim (NE3107) for the treatment of neurological symptoms that are associated with long COVID. The Company anticipates the trial to commence by early 2025. The study protocol was finalized and submitted to the FDA for regulatory review in July 2024 and on August 22, 2024 the FDA authorized our Investigational New Drug (“IND”) application for bezisterim (NE3107) allowing us to study a novel, anti-inflammatory approach or the treatment of the debilitating neurocognitive symptoms associated with long covid.

Long COVID is a condition in which symptoms of COVID-19, the acute respiratory disease caused by the SARS-CoV-2 virus, persist for an extended period of time, generally three months or more. The Centers for Disease Control recently reported that 6.8% of adults in the United States (more than 17 million individuals) currently or previously had long COVID. Symptoms, which include fatigue, cognitive dysfunction and sleep disturbances, are debilitating. The loss in quality of life and earnings and increased medical costs has an enormous economic impact estimated to be 3.7 trillion dollars. To date there are no therapies proven effective for treatment.

Chronic inflammation is one of the main hypotheses that researchers have proposed to explain the persistence of symptoms in long COVID. Specifically in individuals with “brain fog,” sustained systemic inflammation and persistent localized blood-brain-barrier (“BBB”) dysfunction are key physiological features. Bezisterim (NE3107) permeates the BBB and has been shown to modulate inflammation via the inhibition of NF-kB activation, thus representing a novel oral treatment targeting an underlying cause of long COVID symptoms.

Chronic neuroinflammation, insulin resistance, and oxidative stress are common features in the major neurodegenerative diseases, including AD, PD, frontotemporal lobar dementia, and Amyotrophic lateral sclerosis. Bezisterim (NE3107) is an investigational oral small molecule, blood-brain permeable, compound with potential anti-inflammatory, insulin sensitizing, and ERK-binding properties that may allow it to selectively inhibit ERK-, NFκB- and TNF-stimulated inflammation. Bezisterim’s (NE3107) potential to inhibit neuroinflammation and insulin resistance forms the basis for the Company’s work testing the molecule in AD, PD, and long COVID patients. Bezisterim (NE3107) is patented in the United States, Australia, Canada, Europe and South Korea.

Liver Cirrhosis Program

In liver disease, our investigational drug candidate BIV201 (continuous infusion terlipressin), which has been granted both FDA Fast Track designation status and FDA Orphan Drug status, is being evaluated and discussed after receiving guidance from the FDA regarding the design of Phase 3 clinical testing for the treatment of ascites due to chronic liver cirrhosis. BIV201 is administered as a patent-pending liquid formulation.

In June 2021, the Company initiated a Phase 2 study (NCT04112199) designed to evaluate the efficacy of BIV201 (terlipressin, administered by continuous infusion for two 28-day treatment cycles) combined with standard-of-care (“SOC”), compared to SOC alone, for the treatment of refractory ascites. The primary endpoints of the study are the incidence of ascites-related complications and change in ascites fluid accumulation during treatment compared to a pre-treatment period.

In March 2023, the Company announced enrollment was paused and that data from the first 15 patients treated with BIV201 plus SOC appeared to show at least a 30% reduction in ascites fluid during the 28 days after treatment initiation compared to the 28 days prior to treatment. The change in ascites volume was significantly different from those patients receiving SOC treatment. Patients who completed the treatment with BIV201 experienced a 53% reduction in ascites fluid, which was sustained (43% reduction) during the three months after treatment initiation as compared to the three-month pre-treatment period.

In June 2023, the Company requested and subsequently received guidance from the FDA regarding the design and endpoints for definitive clinical testing of BIV201 for the treatment of ascites due to chronic liver cirrhosis. The Company is currently finalizing protocol designs for the Phase 3 study of BIV201 for the treatment of ascites due to chronic liver cirrhosis.

While the active agent, terlipressin, is approved in the U.S. and in about 40 countries for related complications of advanced liver cirrhosis, treatment of ascites is not included in these authorizations. Patients with refractory ascites suffer from frequent life-threatening complications, generate more than $5 billion in annual treatment costs, and have an estimated 50% mortality rate within 6 to 12 months. The FDA has not approved any drug to treat refractory ascites.

The BIV201 development program was initiated by LAT Pharma LLC. On April 11, 2016, the Company acquired LAT Pharma LLC and the rights to its BIV201 development program. The Company currently owns all development and marketing rights to this drug candidate. Pursuant to the Agreement and Plan of Merger entered into on April 11, 2016, between our predecessor entities, LAT Pharma LLC and NanoAntibiotics, Inc., BioVie is obligated to pay a low single digit royalty on net sales of BIV201 (continuous infusion terlipressin) to be shared among LAT Pharma Members, PharmaIn Corporation, and The Barrett Edge, Inc.

Recent Developments

On October 22, 2024, we closed an offering of 4,443,000 shares of our Common Stock at a price of $1.50 per share. In a concurrent private placement, we also issued and sold warrants to purchase up to 4,443,000 shares of our Common Stock, with each warrant exercisable for one share of Common Stock at an exercise price of $1.37 per share. Each such warrant will be exercisable beginning six months following issuance and will expire five years following the initial exercise date. The net proceeds received by us from this offering were approximately $5.8 million, after deducting the placement agent fees and estimated offering expenses payable by us.

On October 24, 2024, we closed an offering of 2,667,000 shares of our Common Stock at a price of $2.25 per share. In a concurrent private placement, we also issued and sold warrants to purchase up to 2,667,000 shares of our Common Stock, with each warrant exercisable for one share of Common Stock at an exercise price of $2.12 per share. Each such warrant will be exercisable beginning six months following issuance and will expire five years following the initial exercise date. The net proceeds received by us from this offering were approximately $5.2 million, after deducting the placement agent fees and estimated offering expenses payable by us.

On October 29, 2024, we closed an offering of 1,146,000 shares of our Common Stock at a price of $2.83 per share. The net proceeds received by us from this offering were approximately $2.7 million, after deducting the placement agent fees and estimated offering expenses payable by us.

Corporate Information

Our principal executive office is located at 680 W. Nye Lane, Suite 201, Carson City, Nevada 89703, and our phone number is (775) 888-3162. Our corporate website address is located at www.bioviepharma.com. The information on or accessed through our website is not incorporated in this Offering Circular or the offering statement of which this Offering Circular forms a part.

The Offering

Shares offered:	15,000,000 shares of Common Stock are being offered by the Company on a “best-efforts” basis.

Pre-Funded Warrants offered by us:

We are also offering up to 15,000,000 Pre-Funded Warrants to purchase up to 15,000,000 shares of Common Stock in lieu of Offered Shares to any purchaser whose purchase of shares of Common Stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the purchaser’s election, 9.99%) of our outstanding common stock immediately following the consummation of this offering. Each Pre-Funded Warrant will be exercisable for one share of common stock, will have an exercise price of $0.0001 per share, will be immediately exercisable, and will not expire prior to exercise. This Offering Circular also relates to the offering of the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants. For each Pre-Funded Warrant that we sell, the number of Offered Shares we are offering will be decreased on a one-for-one basis.

Common Stock outstanding before this offering:	18,451,584 shares

Common Stock to be outstanding after this offering (assuming no issuance of any Pre-Funded Warrants):	33,451,584 shares

Offering price per share:	$3.00 to $5.00 per share

Minimum number of shares to be sold in this offering:	None

Investor suitability standards:	The Securities are being offered and sold to “qualified purchasers” (as defined in Regulation A under the Securities Act of 1933, as amended (the “Securities Act”)). “Qualified purchasers” include any person to whom securities are offered or sold in a Tier 2 offering pursuant to Regulation A under the Securities Act.

Use of proceeds:	We intend to use the net proceeds of this offering primarily for general corporate purposes, which may include, but is not limited to, working capital, capital expenditures, research and development expenditures and acquisitions of new technologies or businesses.

Termination of this offering:	This offering will terminate at the earliest of (a) the date on which all of the Securities have been sold, (b) the date which is one year from this offering being qualified by the SEC and (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

Risk factors:	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 and the similarly titled sections in the documents incorporated by reference into this Offering Circular for a discussion of the factors you should consider carefully before you decide to invest in our securities.

Nasdaq Capital Market symbol:	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “BIVI.” There is no public market for the Pre-Funded Warrants, and none is expected to develop. We do not intend to apply for listing of the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited. See “Risk Factors” on page 7.

The number of shares of our Common Stock outstanding before this offering and to be outstanding after this offering (assuming all of the Offered Shares are sold hereunder and assuming no sale of the Pre-Funded Warrants in this offering) is based on 18,451,584 shares of our Common Stock issued and outstanding as of December 20, 2024, and excludes:

•	975,036 shares of our Common Stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $27.70 per share;

•	9,600,835 shares of our Common Stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $3.50 per share; and

•	96,672 shares of our Common Stock issuable upon vesting of restricted stock units issued under our equity incentive plan.

Continuing Reporting Requirements Under Regulation A

We are required to file periodic and other reports with the SEC, pursuant to the requirements of Section 13(a) of the Exchange Act. Our continuing reporting obligations under Regulation A are deemed to be satisfied as long as we comply with our Section 13(a) reporting requirements.

Risk Factors

Any investment in the Securities involves a high degree of risk. You should carefully consider the risks described below, which we believe represent certain of the material risks to our business, together with the information contained elsewhere in this Offering Circular, before purchasing any of the Securities. The occurrence of any of the following risks might cause you to lose a significant part of your investment. Please note that the risks highlighted here are not the only ones that we may face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the following events occur or any additional risks presently unknown to us actually occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline and you could lose all or part of your investment.

Risks Relating to this Offering and Our Common Stock

You may experience immediate and substantial dilution in the net tangible book value per share of our Common Stock you purchase in this offering.

The offering price per share in this offering may exceed the pro forma net tangible book value per share of our Common Stock outstanding prior to this offering. After giving effect to the sale by us of the Securities at an assumed per share price of $4.00, which represents the midpoint of the offering price range herein, and after placement agent fees and estimated offering expenses payable by us, you will experience immediate dilution of $1.02 per share, representing the difference between our pro forma as adjusted net tangible book value per share as of September 30, 2024 after giving effect to this offering and the assumed offering price. The exercise of outstanding warrants and stock options may also result in further dilution of your investment. See the section entitled “Dilution” on page 16 below for a more detailed illustration of the dilution you may incur if you participate in this offering.

This is a “best efforts” offering; no minimum amount of Securities is required to be sold, and we may not raise the amount of capital we believe is required for our business.

There is no required minimum number of Securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to each closing of this offering, the actual offering amount, and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth in this Offering Circular. We may sell fewer than all of the Securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of Securities sufficient to pursue the business goals outlined in this Offering Circular. Thus, we may not raise the amount of capital we believe is required for our business and may need to raise additional funds, which may not be available or available on terms acceptable to us. Despite this, any proceeds from the sale of the Securities offered by us will be available for our immediate use, and because there is no escrow account and no minimum offering amount in this offering, investors could be in a position where they have invested in us, but we are unable to fulfill our objectives due to a lack of interest in this offering.

Our management will have broad discretion over the use of the net proceeds from this offering, may invest or spend the proceeds raised in this offering in ways with which you may not agree and the proceeds may not yield a significant return.

Our management will have broad discretion over the use of proceeds from this offering. We currently intend to use the net proceeds of this offering as described in the section entitled “Use of Proceeds.” However, our management will have broad discretion in the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you are relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds will be used appropriately. The failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our Common Stock to decline, and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in short-term, interest-bearing instruments. These investments may not yield a favorable return, or any return, to us or our stockholders.

There is no public market for the Pre-Funded Warrants being offered in this offering.

There is no established public trading market for the Pre-Funded Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Pre-Funded Warrants will be limited.

Except as provided in the Pre-Funded Warrants, holders of the Pre-Funded Warrants offered hereby will have no rights as common stockholders with respect to the shares our Common Stock underlying the Pre-Funded Warrants until such holders exercise their Pre-Funded Warrants and acquire our Common Stock.

Until holders of the Pre-Funded Warrants acquire shares of our Common Stock upon exercise thereof, such holders will have No rights with respect to the shares of our Common Stock underlying such Pre-Funded Warrants, except to the extent that holders of such Pre-Funded Warrants will have certain rights to participate in distributions or dividends paid on our Common Stock as set forth in the Pre-Funded Warrants. Upon exercise of the Pre-Funded Warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The Pre-Funded Warrants are speculative in nature.

Holders of the Pre-Funded Warrants may acquire shares of Common Stock issuable upon exercise of such Pre-Funded Warrants at an exercise price of $0.0001 per share of Common Stock. There can be no assurance that the market value of the Pre-Funded Warrants will equal or exceed their public offering price.

Our stock price is and may continue to be volatile and you may not be able to resell our Common Stock at or above the price you paid.

The market price for our Common Stock is volatile and may fluctuate significantly in response to a number of factors, many of which we cannot control, such as quarterly fluctuations in financial results, the timing and our ability to advance the development of our product candidates or changes in securities analysts’ recommendations could cause the price of our stock to fluctuate substantially. In addition, stock markets generally have recently experienced volatility. Our stock price is likely to experience significant volatility in the future. The price of our Common Stock may decline and the value of any investment in our Common Stock may be reduced regardless of our performance. Further, the daily trading volume of our Common Stock has historically been relatively low. As a result of the historically low volume, our shareholders may be unable to sell significant quantities of Common Stock in the public trading markets without a significant reduction in the price of our shares of Common Stock. Each of these factors, among others, could harm your investment in our Common Stock and could result in your being unable to resell the shares of our Common Stock that you purchase at a price equal to or above the price you paid.

In the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer. If any of our stockholders were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the attention of our management would be diverted from the operation of our business.

We do not intend to pay dividends on our Common Stock, so any returns will be limited to the value of our Common Stock.

We currently anticipate that we will retain any future earnings to finance the continued development, operation and expansion of our business. As a result, we do not anticipate declaring or paying any cash dividends or other distributions in the foreseeable future. If we do not pay dividends, our Common Stock may be less valuable because stockholders must rely on sales of their Common Stock after price appreciation, which may never occur, to realize any gains on their investment.

You may experience future dilution as a result of future equity offerings or if we issue shares subject to options, warrants, stock awards or other arrangements.

In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock in any other offering at a price per share that is less than the current market price of our securities, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The sale of additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock would dilute all of our stockholders, and if such sales of convertible securities into or exchangeable into our Common Stock occur at a deemed issuance price that is lower than the current exercise price of our outstanding warrants sold to Acuitas Group Holdings, LLC (“Acuitas”) in August 2022 (the “Acuitas Warrants”), the exercise price for those warrants would adjust downward to the deemed issuance price pursuant to price adjustment protection contained within those warrants.

As of December 20, 2024, there were warrants outstanding to purchase an aggregate of 9,600,835 shares of our Common Stock at exercise prices ranging from $1.37 to $125.00 per share, 975,036 shares issuable upon exercise of outstanding options at exercise prices ranging from $1.90 to $420.90 per share and restricted stock units totaling 96,672. We may also grant additional options, warrants or equity awards. To the extent such shares are issued, the interest of holders of our Common Stock will be diluted.

Moreover, we are obligated to issue shares of our Common Stock upon achievement of certain clinical, regulatory and commercial milestones with respect to certain of our drug candidates (i.e., bezisterim (NE3107), NE3291, NE3413, and NE3789) pursuant to the asset purchase agreement, dated April 27, 2021, by and among the Company, NeurMedix and Acuitas, as amended on May 9, 2021. The achievement of these milestones could result in the issuance of up to 1.8 million shares of our Common Stock, further diluting the interest of holders of our Common Stock.

We may, in the future, issue additional common stock, which would reduce investors’ percent of ownership and may dilute our share value.

As of December 20, 2024, our Articles of Incorporation, as amended, authorize the issuance of 800,000,000 shares of Common Stock, and we had 18,477,910 shares of our Common Stock issued and 18,451,584 issued and outstanding. Accordingly, we may issue up to an additional 781,522,090 shares of Common Stock. The future issuance of Common Stock may result in substantial dilution in the percentage of our Common Stock held by our then existing stockholders. We may value any Common Stock in the future on an arbitrary basis. The issuance of Common Stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, might have an adverse effect on any trading market for our Common Stock and could impair our ability to raise capital in the future through the sale of equity securities.

We effected a reverse stock split on August 6, 2024, and we cannot predict the effect that such reverse stock split will have on the market price for shares of our Common Stock.

Our board of directors approved a one-for-ten (1:10) reverse stock split of our Common Stock, which became effective at 12:01 a.m. Eastern Time on August 6, 2024. We cannot predict the effect that the reverse stock split will have on the market price for shares of our Common Stock, and the history of similar reverse stock splits for companies in like circumstances has varied. Some investors may have a negative view of a reverse stock split. Even if the reverse stock split has a positive effect on the market price for shares of our Common Stock, performance of our business and financial results, general economic conditions and the market perception of our business, and other adverse factors which may not be in our control could lead to a decrease in the price of our Common Stock following the reverse stock split.

Furthermore, even if the reverse stock split does result in an increased market price per share of our Common Stock, the market price per share following the reverse stock split may not increase in proportion to the reduction of the number of shares of our Common Stock outstanding before the implementation of the reverse stock split. Accordingly, even with an increased market price per share, the total market capitalization of shares of our Common Stock after a reverse stock split could be lower than the total market capitalization before the reverse stock split. Also, even if there is an initial increase in the market price per share of our Common Stock after a reverse stock split, the market price many not remain at that level.

If the market price of shares of our Common Stock declines following the reverse stock split, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split due to decreased liquidity in the market for our Common Stock. Accordingly, the total market capitalization of our Common Stock following the reverse stock split could be lower than the total market capitalization before the reverse stock split.

Any failure to maintain effective internal control over financial reporting could harm us.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). Under standards established by the Public Company Accounting Oversight Board (“PCAOB”), a deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or personnel, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. The PCAOB defines a material weakness as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis.

If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our Common Stock could be adversely affected and we could become subject to litigation or investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

There is a limited trading market for our Common Stock, which could make it difficult to liquidate an investment in our Common Stock, in a timely manner.

Our Common Stock is currently traded on the Nasdaq Capital Market. Because there is a limited public market for our Common Stock, investors may not be able to liquidate their investment whenever desired. We cannot assure that there will be an active trading market for our Common Stock and the lack of an active public trading market could mean that investors may be exposed to increased risk. In addition, if we failed to meet the criteria set forth in the regulations of the SEC, various requirements would be imposed by law on broker dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our Common Stock, which may further affect its liquidity.

The lack of public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. securities laws, which could have a materially adverse effect on our business.

Our officers have limited public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Exchange Act, which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our Company.

We are considered a smaller reporting company that is exempt from certain disclosure requirements, which could make our stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

●	Had a public float of less than $250 million as of the last business day of its most recently completed fiscal quarter, computed by multiplying the aggregate number of worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principle market for the common equity; or

●	In the case of an initial registration statement under the Securities Act or the Exchange Act for shares of its common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

●	In the case of an issuer who had annual revenue of less than $100 million during the most recently completed fiscal year for which audit financial statements are available, had a public float as calculated under paragraph (1) or (2) of this definition that was either zero or less than $700 million.

As a “smaller reporting company” we are not required and may not include a Compensation Discussion and Analysis section in our proxy statements; we provide only 3 years of business development information; and have other “scaled” disclosure requirements that are less comprehensive than issuers that are not “smaller reporting companies” which could make our stock less attractive to potential investors, which could make it more difficult for you to sell your shares.

We are subject to the periodic reporting requirements of the Exchange Act, which require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs will negatively affect our ability to earn a profit.

We are required to file periodic reports with the SEC pursuant to the Exchange Act and the rules and regulations thereunder. In order to comply with such requirements, our independent registered auditors have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel has to review and assist in the preparation of such reports. Factors such as the number and type of transactions that we engage in and the complexity of our reports cannot accurately be determined at this time and may have a major negative effect on the cost and amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs is an expense to our operations and thus has a negative effect on our ability to meet our overhead requirements and earn a profit.

Because we do not intend to pay any cash dividends on our Common Stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

We are authorized to issue “blank check” preferred stock without stockholder approval, which could adversely impact the rights of holders of our securities.

Our Articles of Incorporation authorize us to issue up to 10,000,000 shares of blank check preferred stock. Any preferred stock that we issue in the future may rank ahead of our Common Stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our Common Stock. Any preferred stock issued may contain provisions allowing those shares to be converted into shares of Common Stock, which could dilute the value of our Common Stock to current stockholders and could adversely affect the market price, if any, of our Common Stock. The preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of our company. Although we have no present intention to issue any shares of our authorized preferred stock, there can be no assurance that we will not do so in the future.

Provisions in our Articles of Incorporation, our Bylaws, and Nevada law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the trading price of our Common Stock.

Provisions of our Articles of Incorporation, our Bylaws, and Nevada law may have the effect of deterring unsolicited takeovers or delaying or preventing a change in control of our company or changes in our management, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. These provisions include:

●	the inability of stockholders to call special meetings;

●	the “business combinations” and “control share acquisitions” provisions of Nevada law, to the extent applicable, could discourage attempts to acquire our stockholders stock even on terms above the prevailing market price; and

●	the ability of our board of directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could include the right to approve an acquisition or other change in our control or could be used to institute a rights plan, also known as a poison pill, that would dilute the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our board of directors.

The existence of the forgoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your Common Stock in an acquisition.

Risks Relating to Legal Proceedings

We are currently subject to securities class action and shareholder derivative litigation and may be subject to similar or other litigation in the future, all of which will require significant management time and attention, result in significant legal expenses and may result in unfavorable outcomes, which may have a material adverse effect on our business, operating results and financial condition, and negatively affect the price of our Common Stock.

We are, and may in the future become, subject to various legal proceedings and claims that arise in or outside the ordinary course of business. For example, On January 19, 2024, a purported shareholder class action complaint, captioned Eric Olmstead v. BioVie Inc. et al., No. 3:24-cv-00035, was filed in the U.S. District Court for the District of Nevada, naming the Company and certain of its officers as defendants. On February 22, 2024, a second, related putative securities class action was filed in the same court asserting similar claims against the same defendants, captioned Way v. BioVie Inc. et al., No. 2:24-cv-00361. On April 15, 2024, the court consolidated these two actions under the caption In re BioVie Inc. Securities Litigation, No. 3:24-cv-00035 (the “Securities Class Action”), appointed the lead plaintiff, and approved selection of the lead counsel. On June 21, 2024, the lead plaintiff filed an amended complaint, alleging that the defendants made material misrepresentations and/or omissions of material fact relating to the Company’s business, operations, compliance, and prospects, including information related to the NM101 Phase 3 study and trial of bezisterim (NE3107) in mild to moderate probable Alzheimer’s Disease, in violation of Sections 10(b) and 20(a) of the Exchange Act, and Rule 10b-5 promulgated thereunder. The class action is on behalf of purchasers of the Company’s securities during the period from December 7, 2022 through November 28, 2023 and seeks unspecified monetary damages on behalf of the putative class and an award of costs and expenses, including attorney’s fees. The defendants filed a motion to dismiss the amended complaint on August 21, 2024; that motion was fully briefed as of December 5, 2024 and now awaits the court’s decision.

In addition, on December 30, 2024, a purported shareholder derivative complaint was filed in the United States District Court for the District of Nevada by putative stockholder Andrew Hulm (No. 3:24-cv-00602; “Hulm Derivative Lawsuit”), allegedly on behalf of the Company, that piggy-backs on the Securities Class Action. The derivative complaint names certain current officers and current and former directors as defendants, and generally alleges that they breached their fiduciary duties by causing or failing to prevent the securities violations alleged in the Securities Class Action. The derivative complaint also alleges claims for unjust enrichment, waste of corporate assets, gross mismanagement, and abuse of control as against all defendants.

The defendants in the Securities Class Action and the Hulm Derivative Lawsuit believe that the claims are without merit and intend to defend vigorously against them, but there can be no assurances as to the outcome.

It is possible that additional lawsuits will be filed, or allegations received from stockholders, with respect to these same or other matters and also naming us and/or our officers and directors as defendants. Such lawsuits and any other related lawsuits are subject to inherent uncertainties, and the actual defense and disposition costs will depend upon many unknown factors. The outcome of such lawsuits is necessarily uncertain. We could be forced to expend significant resources in the defense of the pending lawsuit and any additional lawsuits, and we may not prevail. In addition, we may incur substantial legal fees and costs in connection with such lawsuits. We currently are not able to estimate the possible cost to us from these matters, as the pending lawsuits are currently at an early stage, and we cannot be certain how long it may take to resolve the pending lawsuits or the possible amounts of any damages that we may be required to pay. Monitoring, initiating and defending against legal actions is time-consuming for our management, is likely to be expensive and may detract from our ability to fully focus our internal resources on our business activities. We could be forced to expend significant resources in the settlement or defense of the pending lawsuits and any potential future lawsuits, and we may not prevail in such lawsuits.

Although we have insurance coverage that we believe applies to these actions, the coverage is subject to a $2 million deductible. That means that we are responsible for the first $2 million of loss arising from these actions, which includes both defense costs and damages, before any insurance coverage will apply. Furthermore, our insurance coverage may be insufficient, and our assets may be insufficient to cover any amounts that exceed our insurance coverage, and we may have to pay damage awards or otherwise may enter into settlement arrangements in connection with such claims. A decision adverse to our interests in one or both of the pending lawsuits, or in similar or related litigation, could result in the payment of substantial damages, or possibly fines, and could have a material adverse effect on our business, our stock price, cash flow, results of operations and financial condition. We have not established any reserve for any potential liability relating to the pending lawsuits or any potential future lawsuits. Any such payments or settlement arrangements in current or future litigation could have a material adverse effect on our business, operating results or financial condition. In addition, such lawsuits may make it more difficult to finance our operations and affect our ability to make payments for damages.

Cautionary NOTE Regarding Forward-Looking Statements

This Offering Circular and the documents incorporated by reference into this Offering Circular contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such forward-looking statements concern our anticipated results and progress of our operations in future periods, planned exploration and, if warranted, development of our properties, plans related to our business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “may,” “will,” “could,” “leading,” “intend,” “contemplate,” “shall” and similar expressions are generally intended to identify forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements. The section in this Offering Circular entitled “Risk Factors” and the sections in our periodic reports, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2024 (the “2024 Form 10-K”) entitled “Business,” and in the 2024 Form 10-K and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024 entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other sections in this Offering Circular and the documents or reports incorporated by reference into this Offering Circular, discuss some of the factors that could contribute to these differences. Forward-looking statements in this Offering Circular and the documents incorporated by reference herein include, but are not limited to, statements with respect to:

-	our limited operating history and experience in developing and manufacturing drugs;

-	none of our products are approved for commercial sale;

-	our substantial capital needs;

-	product development risks;

-	our lack of sales and marketing personnel;

-	regulatory, competitive and contractual risks;

-	no assurance that our product candidates will obtain regulatory approval or that the results of clinical studies will be favorable;

-	risks related to our intellectual property rights;

-	the volatility of the market price and trading volume in our Common Stock;

-	the absence of liquidity in our Common Stock;

-	the risk of substantial dilution from future issuances of our equity securities; and

-	the other risks set forth herein and in the documents incorporated by reference herein under the caption “Risk Factors.”

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with. The factors set forth above under “Risk Factors” and other cautionary statements made in this Offering Circular should be read and understood as being applicable to all related forward-looking statements wherever they appear in this Offering Circular. The forward-looking statements contained in this Offering Circular represent our judgment as of the date of this Offering Circular. We caution readers not to place undue reliance on such statements. You should read this Offering Circular and the documents that we have filed as exhibits to this Offering Circular and incorporated by reference herein completely and with the understanding that our actual future results may be materially different from the plans, intentions and expectations disclosed in the forward-looking statements we make. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this Offering Circular.

Use of Proceeds

The table below sets forth the estimated proceeds we would derive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares at an assumed per share price of $4.00, which represents the midpoint of the offering price range herein. There is, of course, no guaranty that we will be successful in selling any of the Offered Shares in this offering. The table below assumes no sale of the Pre-Funded Warrants in this Offering.

	Assumed Percentage of Offered Shares Sold in this Offering
	25%	50%	75%	100%
Offered Shares sold	3,750,000	7,500,000	11,250,000	15,000,000
Gross proceeds	$15,000,000	$30,000,000	$45,000,000	$60,000,000
Offering expenses (1)	1,450,000	2,500,000	3,550,000	4,600,000
Net proceeds	$13,550,000	$27,500,000	$41,450,000	$55,400,000

(1)	Represents placement agent fees, legal and accounting fees and expenses and out-of-pocket costs (See “Plan of Distribution”).

We intend to apply the net proceeds derived by us in this offering for working capital and general corporate purposes.

We reserve the right to change the foregoing use of proceeds, should our management believe it to be in the best interest of our company. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the industry in which we currently or, in the future, expect to operate, general economic conditions and our future revenue and expenditure estimates.

Investors are cautioned that expenditures may vary substantially from the estimates presented above. Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes.

In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds. Currently, we do not have any committed sources of financing.

Dividend Policy

We have never declared or paid dividends on our Common Stock and we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on applicable law and then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business.

Dilution

If you invest in shares of our Common Stock in this offering, your interest will be diluted to the extent of the difference between the assumed public offering price per share of Common Stock and the net tangible book value per share of Common Stock immediately after this offering.

The net tangible book value of our Common Stock as of September 30, 2024 was approximately $13.0 million, or approximately $1.63 per share. The net tangible book value per share of our Common Stock represents our total tangible assets (total assets less intangible assets) less total liabilities divided by the number of shares of Common Stock outstanding as of that date.

After giving effect to (i) the issuance of 4,443,000 shares of our Common Stock at an offering price of $1.50 per share, warrants to purchase up to 4,443,000 shares of our Common Stock in a concurrent private placement, and placement agent warrants to purchase 222,150 shares of our Common Stock, pursuant to the Placement Agent Agreement, dated as of October 21, 2024, by and between the Company and ThinkEquity LLC, (ii) the issuance of 2,667,000 shares of our Common Stock at an offering price of $2.25 per share, warrants to purchase up to 2,667,000 shares of our Common Stock in a concurrent private placement, and placement agent warrants to purchase 133,350 shares of Common Stock, pursuant to the Placement Agent Agreement, dated as of October 23, 2024, by and between the Company and ThinkEquity LLC, and (iii) the issuance of 1,146,000 shares of our Common Stock in a registered direct offering and placement agent warrants to purchase 57,300 shares of our Common Stock, pursuant to the Placement Agent Agreement dated October 28, 2024 (clauses (i) through (iii) collectively, the “Prior Offerings”) our pro forma net tangible book value as of September 30, 2024 would have been approximately $26.6 million, or approximately $1.64 per share.

After giving further effect to the sale by us in this offering of 15,000,000 Offered Shares (assuming no sale of the Pre-Funded Warrants in this offering) at an assumed public offering price of $4.00 per share (which represents the midpoint of the offering price range herein), after deducting estimated offering expenses, our pro forma as adjusted net tangible book value as of September 30, 2024 would have been approximately $68.4 million, or approximately $2.98 per share. This represents an immediate increase in pro forma net tangible book value of approximately $1.35 per share to our existing stockholders, and an immediate dilution in pro forma as adjusted net tangible book value of approximately $1.02 per share to new investors participating in this offering. Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share as of September 30, 2024 after this offering from the public offering price per share paid by new investors.

The following table illustrates this per share dilution:

Assumed public offering price per share		$4.00
Historical net tangible book value per share as of September 30, 2024	$1.63
Increase in historical net tangible book value per share after the Prior Offerings	$0.01
Pro forma net tangible book value per share as of September 30, 2024 after giving effect to the Prior Offerings	$1.64
Increase in pro forma net tangible book value per share after this offering	$1.35
Pro forma as adjusted net tangible book value per share as of September 30, 2024 after giving further effect to this offering		$2.98
Dilution per share to new investors in this offering		$1.02

The number of shares of our Common Stock to be outstanding after this offering (assuming all of the Offered Shares are sold hereunder and assuming no sale of the Pre-Funded Warrants in this offering) is based on 7,956,660 shares of our Common Stock issued and outstanding as of September 30, 2024, and excludes:

•	517,996 shares of our Common Stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $54.10 per share;

•	4,316,002 shares of our Common Stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $5.54 per share; and

•	34,567 shares of our Common Stock issuable upon vesting of restricted stock units issued under our equity incentive plan.

To the extent that outstanding exercisable options or warrants are exercised, you may experience further dilution.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital by issuing equity securities or convertible debt, your ownership will be further diluted.

Principal Stockholders

Based solely upon information made available to us, the following table sets forth information as of December 20, 2024 regarding the beneficial ownership of our Common Stock by:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock;

●	each of our named executive officers and directors; and

●	all our executive officers and directors as a group.

The percentage ownership information shown in the table is based upon 18,451,584 shares of Common Stock outstanding as of December 20, 2024.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital shown as beneficially owned, subject to applicable community property laws.

In computing the number and percentage of shares beneficially owned by a person as of a particular date, shares that may be acquired by such person (for example, upon the exercise of options or warrants) within 60 days of such date are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

The address of each holder listed below, except as otherwise indicated, is c/o BioVie Inc., 680 W Nye Lane, Suite 201, Carson City, Nevada 89703.

Name and Address of Beneficial Owner	Number of Common Shares of Beneficial Ownership	Percentage of Beneficial Ownership
James Lang (1)	58,900	*
Richard Berman (2)	42,720	*
Robert Hariri (3)	46,130	*
Sigmund Rogich (4)	42,405	*
Michael Sherman (5)	60,695	*
Cuong Do (6)	156,780	*
Joanne Wendy Kim (7)	25,171	*
Joseph Palumbo (8)	26,692	*
Affiliate – Acuitas Group Holdings (9)	3,050,397	15.9%
All directors and executive officers as a group (8)	1,101,733	2.5%

* Less than 1%

(1)	Includes warrants to purchase 133 shares of Common Stock and 51,886 options to purchase shares of Common Stock, all of which are exercisable within 60 days of December 20, 2024.

(2)	Includes options to purchase 27,727 shares of Common Stock and 8,550 Restricted Stock Units (RSU), all of which are exercisable within 60 days of December 20, 2024.

(3)	Includes options to purchase 38,480 shares of Common Stock exercisable within 60 days of December 20, 2024.

(4)	Includes options to purchase 30,004 shares of Common Stock and 8,175 RSUs, all which are exercisable within 60 days of December 20, 2024.

(5)	Includes options to purchase 58,626 shares of Common Stock, which are exercisable within 60 days of December 20, 2024. Common stock held of record by Sherman Children’s Trust Brian Krisber, Trustee. All shares of common stock, warrants and options are deemed to be beneficially owned or controlled by Michael Sherman.

(6)	Includes warrants to purchase 633 shares of Common Stock and options to purchase 109,730 shares of Common Stock all of which are exercisable within 60 days of December 20, 2024 and 38,780 shares of Common Stock are held of record by Do & Rickles Investments, LLC, a limited liability company 100% owned by Cuong Do and his wife, as such, Mr. Do may be deemed to beneficially own or control.

(7)	Includes options to purchase shares 17,510 of Common Stock, all which are exercisable within 60 days of December 20, 2024.

(8)	Includes options to purchase 16,506 shares of Common Stock, all which are exercisable within 60 days of December 20, 2024.

(9)	Includes warrants to purchase 727,223 shares of Common Stock, and options to purchase 6,500 shares of Common Stock, all of which are exercisable within 60 days of December 20, 2024. All shares held of record by Acuitas Group Holdings, LLC, a limited liability company 100% owned by Terren Peizer, and as which Mr. Peizer may be deemed to beneficially own or control. Mr. Peizer disclaims beneficial of any such securities.

Description of SECURITIES

The following description is a summary of some of the terms of our securities, our organizational documents and Nevada law. The descriptions in this Offering Circular of our securities and our organizational documents do not purport to be complete and are subject to, and qualified in their entirety by reference to, our organizational documents, copies of which have been filed as exhibits to this Offering Circular.

General

As of December 20, 2024, our authorized capital stock consists of 800,000,000 shares of Class A common stock, par value $0.0001 per share (the “Common Stock”), of which 18,451,584 shares were issued and outstanding; and 10,000,000 shares of preferred stock, par value $0.001 per share, none of which were issued and outstanding. The authorized and unissued shares of Common Stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our board of directors will not seek stockholder approval for the issuance and sale of our common stock.

Common Stock

Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our Articles of Incorporation and Bylaws do not provide for cumulative voting rights. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of our Common Stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future. All of our outstanding shares of Common Stock are fully paid and nonassessable.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “BIVI.” The transfer agent and registrar for our Common Stock is West Coast Stock Transfer, Inc., Encinitas, California.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which is filed as an exhibit to this Offering Statement. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Term

The Pre-Funded Warrants will not expire until they are fully exercised.

Exercisability

The Pre-Funded Warrants are exercisable at any time until they are fully exercised. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment of the exercise price. No fractional shares of Common Stock will be issued in connection with the exercise of a Pre-Funded Warrant. The holder of the Pre-Funded Warrant may also satisfy its obligation to pay the exercise price through a “cashless exercise,” in which the holder receives the net value of the Pre-Funded Warrants in shares of Common Stock determined according to the formula set forth in the Pre-Funded Warrant.

Exercise Limitations

Under the terms of the Pre-Funded Warrants, the Company may not effect the exercise of any such warrant, and a holder will not be entitled to exercise any portion of any such warrant, if, upon giving effect to such exercise, the aggregate number of shares of Common Stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of Common Stock would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended) would exceed 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant, which percentage may be increased or decreased at the holder’s election upon 61 days’ notice to the Company subject to the terms of such warrants, provided that such percentage may in no event exceed 9.99%.

Exercise Price

The exercise price of our shares of Common Stock purchasable upon the exercise of the Pre-Funded Warrants is $0.0001 per share. The exercise price of the Pre-Funded Warrants and the number of shares of Common Stock issuable upon exercise of the Pre-Funded Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of Common Stock, as well as upon any distribution of assets, including cash, stock or other property, to our stockholders.

Transferability

Subject to applicable laws, the Pre-Funded Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

We do not intend to list the Pre-Funded Warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions

Upon the consummation of a fundamental transaction (as described in the Pre-Funded Warrants, and generally including any reorganization, recapitalization or reclassification of our shares of Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power of our outstanding shares of Common Stock), the holders of the Pre-Funded Warrants will be entitled to receive, upon exercise of the Pre-Funded Warrants, the kind and amount of securities, cash or other property that such holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction, without regard to any limitations on exercise contained in the Pre-Funded Warrants. Notwithstanding the foregoing, in the event of a fundamental transaction where the consideration consists solely of cash, solely of marketable securities or a combination of cash and marketable securities, then each Pre-Funded Warrants shall automatically be deemed to be exercised in full in a cashless exercise effective immediately prior to and contingent upon the consummation of such fundamental transaction.

No Rights as a Stockholder

Except by virtue of such holder’s ownership of shares of Common Stock, the holder of a Pre-Funded Warrant does not have the rights or privileges of a holder of our shares of Common Stock, including any voting rights, until such holder exercises the Pre-Funded Warrant.

Anti-Takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes (“NRS”) generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, such prohibition extends beyond the expiration of the two-year period, unless:

●	the combination was approved by the board of directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders; or

●	the combination meets specified statutory requirements.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our Company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes, and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our Company.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

Our Articles of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of us or changing our board of directors and management. According to our Articles of Incorporation and Bylaws, neither the holders of our Common Stock nor the holders of any preferred stock we may issue in the future have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding Common Stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of us by replacing our board of directors.

PLAN OF DISTRIBUTION

In General

Our Company is offering a maximum of 15,000,000 Offered Shares on a “best-efforts” basis, at a fixed price of $3.00 to $5.00 per Offered Share (to be fixed by post-qualification supplement).

We are also offering to certain purchasers, if any, whose purchase of shares of Common Stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, Pre-Funded Warrants in lieu of Offered Shares that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding shares of Common Stock. Each Pre-Funded Warrant will be immediately exercisable for one share of Common Stock and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The purchase price of each Pre-Funded Warrants will equal the price per share at which the shares of Common Stock are being sold to the public in this offering, minus $0.0001, and the exercise price of each Pre-Funded Warrant will be $0.0001, per share. For each Pre-Funded Warrant we sell, the number of Offered Shares we are offering will be decreased on a one-for-one basis. This offering also relates to the shares of Common Stock issuable upon exercise of any Pre-Funded Warrants sold in this offering.

We have engaged ThinkEquity LLC (the “Placement Agent”) to act as our exclusive placement agent to solicit offers to purchase the Securities offered by this Offering Circular. The Placement Agent is not purchasing or selling any such Securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such Securities, other than to use its “reasonable best efforts” to arrange for the sale of such securities by us. Therefore, we may not sell all of the Securities being offered. The terms of this offering are subject to market conditions and negotiations between us, the Placement Agent and prospective investors. The Placement Agent will have no authority to bind us by virtue of their placement agency agreement with us (the “Placement Agency Agreement”). This is a “best efforts” offering and there is no minimum offering amount required as a condition to each closing of this offering. All funds derived by us from this offering will be immediately available for use by us, in accordance with the uses set forth in the section entitled “Use of Proceeds” of this Offering Circular. No funds will be placed in an escrow account during the offering period and purchasers of the Securities will not be entitled to a refund and could lose their entire investment.

This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC, or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

Pursuant to the Placement Agency Agreement, we have paid the Placement Agent an advance equal to $50,000, which will be creditable against the placement agent fees due and payable. Also pursuant to the Placement Agency Agreement, we will pay the Placement Agent, concurrently with each closing of this offering, a placement agent fee equal to 7% of the aggregate purchase price paid by each purchaser of Securities that are placed in this offering (other than certain purchasers of Securities in this offering that are set forth on a schedule to the Placement Agency Agreement (the “Excluded Purchasers”), which fee will be equal to 3% of the aggregate purchase price paid by each Excluded Purchaser). We have also agreed to pay a non-accountable expense allowance to the Placement Agent equal to 1% of the gross proceeds received in this offering from purchasers other than the Excluded Purchasers.

In addition, we will also pay the Placement Agent (a) all filing fees and communication expenses relating to the Securities to be sold in this offering with the SEC; (b) all filing fees and expenses associated with the review of this offering by FINRA; (c) all fees and expenses relating to the listing of the Offered Shares on the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE or the NYSE American and on such other stock exchanges as the Company and the Placement Agent together determine, including any fees charged by The Depository Trust Company (DTC) for new securities; (d) all fees, expenses and disbursements relating to the registration or qualification of such Shares under the “blue sky” securities laws of such states and other jurisdictions as the Placement Agent may reasonably designate; (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of such Securities under the securities laws of such foreign jurisdictions as the Placement Agent may reasonably designate; (f) the costs of all mailing and printing of the offering documents; (g) the costs of preparing, printing and delivering certificates representing the Offered Shares; (h) fees and expenses of the transfer agent for the Offered Shares; (i) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to the Placement Agent; (j) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones, each of which the Company or its designee will provide within a reasonable time after the initial closing of this offering in such quantities as the Placement Agent may reasonably request; (k) the fees and expenses of the Company’s accountants; (l) the fees and expenses of the Company’s legal counsel and other agents and representatives; (m) the fees and expenses of the Placement Agents’ legal counsel not to exceed $125,000; (n) the $29,500 cost associated with the use of Ipreo’s book building, prospectus tracking and compliance software for this offering; (o) up to $10,000 of the Placement Agent’s actual accountable “road show” expenses; and (p) up to $30,000 of the Placement Agent’s market making and trading, and clearing firm settlement expenses for this offering. Such reimbursement shall be paid at each closing (to the extent not paid at a prior closing) from the gross proceeds of the Securities. We estimate our offering expenses to be approximately $400,000.

The Placement Agent may also ask other FINRA member broker-dealers that are registered with the SEC to participate as soliciting dealers for this offering.

Placement Agent’s Warrants

Upon each closing of this offering, we have agreed to issue the placement agent warrants (“Placement Agent’s Warrants”) to purchase up to 5% of the aggregate number of Securities sold. The Placement Agent’s Warrants will be exercisable at an assumed per share exercise price equal $5.00, which is equal to 125% of the assumed per share price of $4.00, which represents the midpoint of the offering price range herein. The Placement Agent’s Warrants are exercisable at any time and from time to time, in whole or in part, during the five-year period commencing 180 days from the commencement of sales of the Securities in this offering.

The Placement Agent’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1)(A) of FINRA. The placement agent (or permitted assignees under Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days following the commencement of sales of the securities issued in this offering. In addition, the Placement Agent’s Warrants provide for registration rights upon request, in certain cases. The sole demand registration right provided will not be greater than five years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights provided will not be greater than seven years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the Placement Agent’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the Placement Agent’s Warrant exercise price or underlying shares will not be adjusted for issuances of shares of our Common Stock at a price below the warrant exercise price.

Right of First Refusal

We have granted the placement agent an irrevocable right of first refusal (the “Right of First Refusal”), for a period of 12 months after the date of the Placement Agency Agreement, provided that the Securities are sold in this offering for aggregate net proceeds of not less than $5 million, to act, except as set forth below, as sole financial advisor, sole investment banker, sole book-runner and/or sole placement agent, at the Placement Agent’s sole discretion, for each and every (i) any disposition or acquisition of business units or acquisition of any outstanding securities or any exchange or tender offer or merger, consolidation or other business combination or any recapitalization, reorganization, restructuring or other similar transaction; (ii) any financing or refinancing of any indebtedness; or (iii) future public and private equity offering that is not an “at-the-market” offering (an “ATM”) (an ATM executed through a broker dealer as sales agent), and sole investment banker, sole book-runner and/or sole placement agent, at the Placement Agent’s sole discretion, for each and every future debt offering (items (i), (ii) and (iii), a “Future Transaction”), including all equity linked financings, during such twelve (12) month period for the Company, or any successor to or any subsidiary of the Company, on reasonable and customary terms, provided a Future Transaction shall not be deemed to include, and no Right of First Refusal is granted to the Placement Agent in connection with, any of the following: (a) any equity securities directly issued by the Company pursuant to acquisitions or strategic transactions, including as part of any grant funding from a third party, or (b) any offer or sale of equity securities by the Company directly to non-U.S. persons domiciled in the following jurisdictions: China, Korea, Latin America (e.g. the Caribbean and/or the Cayman Islands) and Middle East, in each case, in a private placement not otherwise involving a public offering. Notwithstanding anything to the contrary set forth above, the Placement Agent acknowledges that the Company is subject to a pre-existing agreement with a third party under which such third party has a right of first refusal to act as the co-lead bookrunning underwriter, co-lead initial purchaser, co-lead placement agent or co-lead selling agent, as the case may be, on any financing involving equity securities for the Company (the “Prior ROFR”). In case the Placement Agent wishes to exercise its Right of First Refusal hereunder, the Company will use its commercially reasonable efforts to obtain a waiver of the Prior ROFR, subject to certain conditions.

No Escrow Agent

None of the proceeds received will be placed in an escrow or trust account. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Securities will not be entitled to a refund and could lose their entire investment.

Procedures for Subscribing

If you are interested in subscribing for Securities in this offering, please submit a request to your broker at the Placement Agent and all relevant information will be delivered to you by return e-mail. Thereafter, should you decide to subscribe for Securities, you are required to follow the procedures included in the delivered information and deliver funds directly by check or by wire or electronic funds transfer via ACH to our specified bank account.

Acceptance of Subscriptions

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on our company’s page on the SEC’s website: www.sec.gov.

An investor will become a shareholder of the Company and the Securities will be issued, as of the date of settlement. Settlement will not occur until a closing occurs under the Placement Agency Agreement.

Issuance of Securities

Upon settlement, that is, at such time as a closing occurs under the Placement Agency Agreement, we will either issue such investor’s purchased Offered Shares in book-entry form or issue a certificate or certificates representing such investor’s purchased Offered Shares.

Transferability of the Offered Shares and Shares of Common Stock underlying the Pre-Funded Warrants

The Offered Shares will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations. The shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants, when issued pursuant to the terms of the Pre-Funded Warrants, will generally also be freely transferable, subject to any restrictions imposed by applicable securities laws or regulations. Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer and exercise price.

Listing of Offered Shares

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “BIVI.” The Offered Shares will also be listed on the Nasdaq Capital Market. There is no public market for the Pre-Funded Warrants and none is expected to develop. We do not intend to apply for the listing of the Pre-Funded Warrants offered in this offering on any stock exchange. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

State Law Exemption and Offerings to “Qualified Purchasers”

The Securities are being offered and sold to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that the Securities offered hereby are offered and sold only to “qualified purchasers.”

“Qualified purchasers” include any person to whom securities are offered or sold in a Tier 2 offering pursuant to Regulation A under the Securities Act. We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine, in our sole and absolute discretion, that such investor is not a “qualified purchaser” for purposes of Regulation A. We intend to offer and sell the Securities to qualified purchasers in every state of the United States and Canadian province.

Legal Matters

McGuireWoods LLP is acting as our counsel regarding securities law matters. The validity of the shares of Common Stock offered hereby will be passed upon for us by Fennemore Craig, P.C. Certain legal matters related to this offering will be passed upon for the Placement Agent by Sheppard, Mullin, Richter & Hampton LLP.

Experts

The balance sheets of BioVie Inc. as of June 30, 2024 and 2023, and the related statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated by reference, which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. Such financial statements have been incorporated by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC an offering statement on Form 1-A under the Securities Act with respect to the securities offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement, some of which is contained in exhibits to the offering statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the offering statement, including the exhibits filed as a part of the offering statement. Statements contained in this Offering Circular concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the offering statement, please see the copy of the contract or document that has been filed. Each statement is this Offering Circular relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available on the website of the SEC referred to above. We maintain a website at https://bioviepharma.com/. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this Offering Circular, and you should not consider it part of this Offering Circular.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this Offering Circular. Information in this Offering Circular supersedes information incorporated by reference that we filed with the SEC prior to the date of this Offering Circular, while information that we file later with the SEC will automatically update and supersede the information in this Offering Circular. We incorporate by reference into this Offering Circular and the offering statement of which this Offering Circular is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-39015):

•	our Annual Report on Form 10-K for the year ended June 30, 2024, filed with the SEC on September 30, 2024;

•	our Quarterly Report on Form 10-Q for the fiscal year ended September 30, 2024, filed with the SEC on November 13, 2024;

•	our Definitive Proxy Statement on Form DEF 14A, filed with the SEC on September 27, 2024 and Definitive Additional Materials on Form DEFA14A filed with the SEC on October 22, 2024; and

•	our Current Reports on Form 8-K, filed with the SEC on October 25, 2023, November 13, 2023, November 29, 2023, January 19, 2024, January 25, 2024, March 1, 2024, March 4, 2024 (as subsequently amended on March 4, 2024), March 6, 2024, March 11, 2024, April 19, 2024, July 30, 2024, August 1, 2024 (as subsequently amended on August 6, 2024), August 21, 2024, September 24, 2024 (as subsequently amended on September 24, 2024), September 25, 2024 (excluding Item 7.01 thereof), October 22, 2024 (with respect to Items 1.01 and 3.02 thereof only), October 22, 2024 (with respect to Item 8.01 thereof only), October 24, 2024 (with respect to Items 1.01 and 3.02 thereof only), October 24, 2024 (with respect to Item 8.01 thereof only), October 29, 2024 (with respect to Item 1.01 and Item 3.02 only), October 29, 2024 (with respect to Item 8.01 only) and November 8, 2024; and

•	the description of our Common Stock contained in our registration on Form 8-A (File No. 001-39015) filed with the SEC on August 25, 2020, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the offering statement of which this Offering Circular is a part and prior to effectiveness of such offering statement, until we file a post-effective amendment that indicates the termination of this offering and will become a part of this Offering Circular from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this Offering Circular. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom an Offering Circular is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this Offering Circular but not delivered with this Offering Circular, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to BioVie Inc., Attention: Corporate Secretary, 680 W Nye Lane, Suite 201, Carson City, Nevada 89703. Our phone number is (775) 888-3162.

You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on our website at https://bioviepharma.com. Information contained on our website is not incorporated by reference into this Offering Circular, and you should not consider any information on, or that can be accessed from, our website as part of this Offering Circular or any accompanying Offering Circular supplement.

You should rely only on information contained in, or incorporated by reference into, this Offering Circular and any Offering Circular supplement. We have not authorized anyone to provide you with information different from that contained in this Offering Circular or incorporated by reference into this Offering Circular. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

PART III – EXHIBITS

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Date Filed	Exhibit No.	Filed Herewith
1.1	Placement Agency Agreement					X
2.1	Articles of Incorporation of Company as filed with the Secretary of State of Nevada	S-1	333-190635	August 15, 2013	3.1
2.2	Certificate of Amendment to Articles of Incorporation	8-K	000-55292	July 22, 2016	3.1
2.3	Certificate of Amendment to Articles of Incorporation	Schedule 14C	000-55292	July 13, 2018	Appendix A
2.4	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock	8-K	000-55292	July 3, 2018	3.1
2.5	Certificate of Amendment to Articles of Incorporation	S-1	333-231136	November 22, 2019	3.6
2.6	Amended and Restated Bylaws of Company, dated June 16, 2020	10-Q	001-39015	November 10, 2021	3.5
2.7	First Amendment to the Amended and Restated Bylaws of the Company, dated March 12, 2023	8-K	001-39015	March 13, 2023	3.1
2.8	Certificate of Change	8-K	001-39015	August 1, 2024	3.1
2.9	Termination of Amendment/Certificate	8-K/A	001-39015	August 6, 2024	3.1
2.10	Certificate of Amendment	8-K/A	001-39015	August 6, 2024	3.1
3.1	Specimen Certificate representing shares of Class A Common Stock	S-1	333-231136	April 26, 2019	4.1
3.2	Form of Warrant	8-K	001-39015	September 25, 2019	4.2
3.3	Form of 10% OID Convertible Delayed Draw Debenture	8-K	001-39015	September 25, 2019	4.1
3.4	Form of Common Stock Purchase Warrant	8-K/A	001-39015	July 18, 2022	4.1
3.5	Form of Warrant to Purchase Shares of Class A Common Stock of the Company	8-K	001-39015	December 1, 2021	10.3
3.6	Form of Pre-Funded Warrant	8-K	001-39015	March 4, 2024	4.1
3.7	Form of Common Stock Purchase Warrant	8-K	001-39015	March 4, 2024	4.2
3.8	Form of Placement Agent Warrant	8-K	001-39015	March 4, 2024	4.3
3.9	Form of Pre-Funded Warrant	8-K	001-39015	September 24, 2024	4.1
3.10	Form of Common Warrant	8-K	001-39015	September 24, 2024	4.2
3.11	Form of Placement Agent’s Warrant Agreement	8-K	001-39015	September 24, 2024	4.3
3.12	Form of Warrant	8-K	001-39015	October 22, 2024	4.1

3.13	Form of Placement Agent’s Warrant Agreement	8-K	001-39015	October 22, 2024	4.2
3.14	Form of Warrant	8-K	001-39015	October 24, 2024	4.1
3.15	Form of Placement Agent’s Warrant Agreement	8-K	001-39015	October 24, 2024	4.2
3.16	Form of Placement Agent’s Warrant Agreement	8-K	001-39015	October 29, 2024	4.1
3.17	Form of Pre-Funded Warrant					X
6.1	BioVie Inc. 2019 Omnibus Equity Incentive Plan	Schedule 14C	000-55292	May 8, 2019	Appendix D
6.2	Asset Purchase Agreement, dated April 27, 2021, among the Company, NeurMedix, Inc. and Acuitas Group Holdings, LLC	8-K	001-39015	April 27, 2021	2.1
6.3	Amendment No. 1 of the Asset Purchase Agreement, dated May 9, 2021, among the Company, NeurMedix, Inc. and Acuitas Group Holdings, LLC	8-K	001-39015	May 10, 2021	2.2
6.4	Amendment No. 2 to the Asset Purchase Agreement, dated January 13, 2023, among the Company, Acuitas Group Holdings, LLC and Acuitas Group Holdings, LLC	10-Q	001-39015	May 12, 2023	10.1
6.5	Employment Offer & Agreement, between Chris Reading and the Company, dated June 18, 2021	10-Q	001-39015	November 10, 2021	10.14
6.6	Employment Offer & Agreement, between Clarence Ahlem and the Company, dated June 18, 2021	10-Q	001-39015	November 10, 2021	10.15
6.7	Employment Offer & Agreement, between Joanne Wendy Kim and the Company, dated June 26, 2021	10-Q	001-39015	November 10, 2021	10.16
6.8	Employment Offer & Agreement, between Penelope Markham and the Company, dated September 7, 2021	10-Q	001-39015	November 10, 2021	10.17
6.9	Employment Offer & Agreement, between Joseph Palumbo and the Company, dated September 3, 2021	10-Q	001-39015	November 10, 2021	10.18
6.10	Loan and Security Agreement, dated November 30, 2021, among the Company, Avenue Venture Opportunities Fund II, L.P. and Avenue Venture Opportunities Fund, L.P.	8-K	001-39015	December 1, 2021	10.1
6.11	Supplement to Loan and Security Agreement, dated November 30, 2021, among the Company, Avenue Venture Opportunities Fund II, L.P. and Avenue Venture Opportunities Fund, L.P.	8-K	001-39015	December 1, 2021	10.2
6.12	Securities Purchase Agreement, dated July 15, 2022, by and between the Company and Acuitas Group Holdings, LLC	8-K/A	001-39015	July 18, 2022	10.1
6.13	Controlled Equity OfferingSM Sales Agreement, dated August 31, 2022, among the Company, Cantor Fitzgerald & Co. and B. Riley Securities, Inc.	8-K	001-39015	August 31, 2022	1.1
6.14	Amended and Restated Registration Rights Agreement, dated August 15, 2022, by and between BioVie Inc. and Acuitas Group Holdings, LLC	10-Q	001-39015	November 4, 2022	10.2
7.1	Agreement and Plan of Merger, dated April 11, 2016, among the Company, LAT Acquisition Corp and LAT Pharma, LLC	8-K	000-55292	April 15, 2016	2.1
10.1	Power of Attorney (included on the signature page hereto)					X
11.1	Consent of EisnerAmper LLP					X
11.2	Consent of Fennemore Craig, P.C. (included in Exhibit 12.1)					X
12.1	Opinion of Fennemore Craig, P.C.					X

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carson City, State of Nevada, on December 31, 2024.

BIOVIE INC.

By:	/s/ Cuong Do
Cuong Do
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Cuong Do and Joanne Wendy Kim as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and her in any and all capacities, to sign any or all amendments (including post-qualification amendments) to this offering statement with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Cuong Do	President and Chief Executive Officer, Director	December 31, 2024
Cuong Do	(Principal Executive Officer)

/s/ Joanne Wendy Kim	Chief Financial Officer	December 31, 2024
Joanne Wendy Kim	(Principal Financial Officer and Principal Accounting Officer)

/s/ Jim Lang	Chairman of the Board of Directors	December 31, 2024
Jim Lang

/s/ Richard J. Berman	Director	December 31, 2024
Richard J. Berman

/s/ Robert Hariri	Director	December 31, 2024
Robert Hariri

/s/ Sigmund Rogich	Director	December 31, 2024
Sigmund Rogich

/s/ Michael Sherman	Director	December 31, 2024
Michael Sherman